Contact: Barbara B. Lucas
                                         Senior Vice President - Public Affairs
                                         410-716-2980

                                         Mark M. Rothleitner
                                         Vice President - Investor Relations and
                                         Treasurer
                                         410-716-3979


FOR IMMEDIATE RELEASE: Tuesday, July 23, 2002

Subject: Black & Decker  Reports $.81  Earnings Per Share for Second  Quarter of
         2002, a 37% Increase Over 2001; Generates $75 Million of Free Cash Flow; Increases Full-Year Earnings Guidance

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the second quarter of 2002 were $66.1 million, or $.81 per diluted share, versus net earnings of $41.7 million, or $.51 per diluted share, for the second quarter last year. This represents a 37% increase over diluted earnings per share of $.59 in the second quarter of 2001 using the new accounting standard for goodwill.

         Sales for the second quarter of 2002 were $1,125.3 million, compared to $1,049.7 million for the same period last year, an increase of 7%. Foreign currency translation had no material impact on reported sales for the second quarter of 2002.

         Inventory was $692 million at the end of the quarter, $108 million lower than at the end of the second quarter last year and slightly lower than at the end of the first quarter of 2002. Free cash flow was $75 million for the quarter, versus $45 million during the same period last year, and was $117 million for the year to date.
                                     (more)

Page Two
         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "All three of our business segments reported solid sales growth, as demand for our products was better than expected during the quarter. Strong sales and profitability in our tools and accessories business, especially in the U.S., enabled us to deliver earnings significantly higher than the second quarter of 2001 and well above the range that we had projected.

         "Inventory management and free cash flow generation continued to improve in the second quarter. As a result of better-than-expected sales and continued focus on our supply chain, we were able to reduce inventory and maintain high service levels. Free cash flow was better than the prior year for the fourth straight quarter, and we have generated over $440 million of free cash flow during the past twelve months.

         "The restructuring plan that was announced earlier this year remains on track, as our key milestones for the second quarter were achieved. During the quarter, we completed several product transfers within our manufacturing system, both from the United States to Mexico and from Mexico to China. In addition, the new low-cost plant in the Czech Republic recently began manufacturing lawn and garden products for the fall outdoor season. The costs of the product moves and the expected savings also remain on plan. As a result, we continue to anticipate approximately $60 million of cost savings in 2003.

         "Sales in the Power Tools and Accessories segment increased 8% over the second quarter last year. This increase reflected a double-digit rate of sales growth in U.S. consumer products and a mid single-digit rate of growth in U.S. professional products. The consumer business benefited from successful promotions, including Rebate Days for power tools and ScumBuster(R) television advertising. A shift in lawn and garden product orders from the first to the second quarter, which we described in April, also improved results. The DEWALT professional division continued to generate sales growth with its new products, in both the home center and industrial/construction channels.
                                     (more)

Page Three
         "In Europe, Power Tools and Accessories sales decreased slightly, as weak consumer product sales, particularly in the United Kingdom and Germany, were largely offset by sales growth in professional tools. In the rest of the world, Power Tools and Accessories sales were up at a mid single-digit rate with strong sales in Asia.

         "Operating profit for Power Tools and Accessories increased significantly from the second quarter last year with significant improvement in both the U.S. and Europe. In the U.S. consumer business, manufacturing productivity and leverage on the increased sales volume resulted in much higher operating profit. The U.S. professional business continued to improve gross margins and reduce expenses. Profitability in Europe also improved as restructuring initiatives began to yield benefits in gross margins and selling, general, and administrative expenses. Profits in the rest of the world declined from the second quarter last year due to economic difficulties in Latin America.

         "Sales in the Hardware and Home Improvement segment were up 4% for the quarter. Continued momentum from Kwikset's brand and product repositioning initiative helped sales to increase at a double-digit rate. Sales of Price Pfister plumbing products declined at a mid single-digit rate. Operating profit for Hardware and Home Improvement declined from the second quarter last year, primarily because of lower production volumes at Price Pfister and low sales volumes in the European security hardware business.

         "Sales in the Fastening and Assembly Systems segment were up 5% for the quarter. Sales in the automotive sector increased in Europe and North America. The industrial sector remained very weak in Europe, but began to rebound somewhat in North America. Operating profit in this segment declined from the second quarter last year. Return on sales improved from the first quarter of this year, but did not match last year's level.
                                     (more)

Page Four
         "We are very pleased with our financial results and operational progress in the second quarter. Looking forward, we continue to expect strong double-digit earnings growth in the second half of the year, driven by improving operating margins on low single-digit sales growth. Our sales forecast reflects challenges that include an uncertain economy and the likelihood that Price Pfister will lose shelf space at a large customer as a result of a line review. Despite these challenges, we expect that our momentum in the marketplace, higher return on sales and lower interest expense will result in diluted earnings per share for the third quarter in the $.80 to $.85 range. This represents a 23% to 31% improvement from diluted earnings of $.65 per share excluding goodwill amortization in 2001.

         "For the full year, we expect sales before foreign exchange to be up at a low single-digit rate and are increasing our guidance for diluted earnings per share to the $2.95 to $3.05 range. This represents a 17% to 21% improvement from recurring diluted earnings of $2.53 per share excluding goodwill amortization in 2001. We expect that inventory will remain lower in the third and fourth quarters than in the comparable periods of 2001 despite additional safety stock required to implement our restructuring program. Because of strong cash generation in the first half, we now expect to convert approximately 100% of full-year net earnings to free cash flow, excluding restructuring spending.

         "Black & Decker continued to invest in brands, product development, and end-user relationships during the economic downturn of 2001, and we are starting to see the benefit of this strategy. As we celebrate the 85th anniversary of Black & Decker's introduction of the portable electric drill, we will introduce many innovative products throughout our businesses. We are committed to implementing our restructuring program quickly while maintaining world-class quality and will continue to focus on inventory management, free cash flow, and operational improvement through Six Sigma. By combining market leadership with operational excellence, Black & Decker is in an excellent position to capitalize on the economic recovery."
                                     (more)

Page Five
         The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss second-quarter results and the outlook for the remainder of 2002. Investors can listen to the call by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." Listeners should log-in at least ten minutes prior to the beginning of the call to assure timely access. A replay of the conference call will be available at www.bdk.com through the close of business on July 30, 2002.

         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed July 23, 2002.

         Black & Decker is a leading global  manufacturer  and marketer of power
tools  and   accessories,   hardware   and  home   improvement   products,   and
technology-based fastening systems.
                                      # # #


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                   (Dollars in Millions Except Per Share Data)




                                                       Three Months Ended
                                                --------------------------------
                                                June 30, 2002      July 1, 2001
                                                --------------     -------------

SALES                                             $   1,125.3       $   1,049.7
     Cost of goods sold                                 746.8             710.2
     Selling, general, and
       administrative expenses                          271.0             255.3
                                                  ------------      ------------
OPERATING INCOME                                        107.5              84.2
     Interest expense (net of
       interest income)                                  14.8              22.7
     Other expense                                        2.2               1.9
                                                  ------------      ------------
EARNINGS BEFORE INCOME TAXES                             90.5              59.6
     Income taxes                                        24.4              17.9
                                                  ------------      ------------
NET EARNINGS                                      $      66.1       $      41.7
                                                  ============      ============



NET EARNINGS PER COMMON SHARE
     - BASIC                                      $       .82       $       .52
                                                  ============      ============

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                    80.5              81.0
                                                  ============      ============



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                          $       .81       $       .51
                                                  ============      ============

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                    81.2              81.4
                                                  ============      ============



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                   (Dollars in Millions Except Per Share Data)




                                                         Six Months Ended
                                                --------------------------------
                                                June 30, 2002      July 1, 2001
                                                --------------     -------------

SALES                                             $   2,077.0       $   2,011.7
     Cost of goods sold                               1,391.6           1,346.6
     Selling, general, and
       administrative expenses                          515.7             508.5
                                                  ------------      ------------
OPERATING INCOME                                        169.7             156.6
     Interest expense (net of
       interest income)                                  30.6              45.1
     Other expense                                        3.4               4.6
                                                  ------------      ------------
EARNINGS BEFORE INCOME TAXES                            135.7             106.9
     Income taxes                                        36.6              32.1
                                                  ------------      ------------
NET EARNINGS                                      $      99.1       $      74.8
                                                  ============      ============



NET EARNINGS PER COMMON SHARE
     - BASIC                                      $      1.23       $       .92
                                                  ============      ============

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                    80.3              81.1
                                                  ============      ============



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                          $      1.23       $       .92
                                                  ============      ============

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                    80.9              81.6
                                                  ============      ============



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)



                                                     June 30,      December 31,
                                                         2002              2001
                                                 -------------     -------------

ASSETS
Cash and cash equivalents                         $     329.9       $     244.5
Trade receivables                                       814.3             708.6
Inventories                                             691.6             712.2
Other current assets                                    192.7             227.0
                                                  ------------      ------------
       TOTAL CURRENT ASSETS                           2,028.5           1,892.3
                                                  ------------      ------------

PROPERTY, PLANT, AND EQUIPMENT                          672.1             687.5
GOODWILL                                                715.2             710.4
OTHER ASSETS                                            735.5             724.0
                                                  ------------      ------------
                                                  $   4,151.3       $   4,014.2
                                                  ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                             $       8.1       $      12.3
Current maturities of long-term debt                    313.7              33.7
Trade accounts payable                                  376.7             312.7
Other accrued liabilities                               708.1             711.9
                                                  ------------      ------------
       TOTAL CURRENT LIABILITIES                      1,406.6           1,070.6
                                                  ------------      ------------

LONG-TERM DEBT                                          894.9           1,191.4
DEFERRED INCOME TAXES                                   261.7             261.1
POSTRETIREMENT BENEFITS                                 229.9             238.0
OTHER LONG-TERM LIABILITIES                             509.0             502.1
STOCKHOLDERS' EQUITY                                    849.2             751.0
                                                  ------------      ------------
                                                  $   4,151.3       $   4,014.2
                                                  ============      ============


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)

                                                 Reportable Business Segments
                                       ----------------------------------------------
                                             Power     Hardware   Fastening               Currency      Corporate,
                                           Tools &       & Home  & Assembly            Translation    Adjustments,
Three Months Ended June 30, 2002       Accessories  Improvement     Systems     Total  Adjustments  & Eliminations  Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers           $  802.5       $194.6      $129.8  $1,126.9       $ (1.6)         $    -      $1,125.3
Segment profit (loss) (for Consoli-
     dated, operating income)                 93.9          6.7        18.5     119.1           .1           (11.7)        107.5
Depreciation and amortization                 18.2          8.2         3.5      29.9            -              .7          30.6
Capital expenditures                          20.1          2.7         3.7      26.5           .2              .1          26.8

Three Months Ended July 1, 2001
-----------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers           $  745.8       $187.6      $124.0  $1,057.4       $ (7.7)         $    -      $1,049.7
Segment profit (loss) (for Consoli-
     dated, operating income)                 54.5          8.4        20.3      83.2          (.1)            1.1          84.2
Depreciation and amortization                 22.0          8.8         3.8      34.6          (.1)            6.6          41.1
Capital expenditures                          19.2          8.2         3.1      30.5          (.1)             .2          30.6


Six Months Ended June 30, 2002
-----------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers           $1,442.3       $393.4      $252.8  $2,088.5       $(11.5)         $    -      $2,077.0
Segment profit (loss) (for Consoli-
     dated, operating income)                132.3         22.1        34.3     188.7          (.6)          (18.4)        169.7
Depreciation and amortization                 39.5         17.4         7.0      63.9          (.1)            1.0          64.8
Capital expenditures                          35.1          6.1         7.3      48.5           .1              .3          48.9

Six Months Ended July 1, 2001
-----------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers           $1,380.3       $384.7      $244.0  $2,009.0       $  2.7          $    -      $2,011.7
Segment profit (loss) (for Consoli-
     dated, operating income)                 89.6         25.9        39.3     154.8           .6             1.2         156.6
Depreciation and amortization                 44.6         18.8         7.4      70.8           .5            13.1          84.4
Capital expenditures                          44.5         17.6         6.1      68.2           .5              .7          69.4


         The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:

                                         Three Months Ended    Six Months Ended
--------------------------------------------------------------------------------
                                          June 30,  July 1,   June 30,  July 1,
                                              2002     2001       2002     2001
--------------------------------------------------------------------------------
Segment profit for total reportable
      business segments                     $119.1    $83.2     $188.7   $154.8

Items excluded from segment profit:

      Adjustment of budgeted foreign
        exchange rates to actual rates          .1      (.1)       (.6)      .6

      Depreciation of Corporate property
        and, for 2001, amortization of
        certain goodwill                       (.7)    (6.6)      (1.0)   (13.1)

      Adjustment to businesses' post-
        retirement benefit expenses
        booked in consolidation                8.7      9.9       19.0     20.9

      Other adjustments booked in
        consolidation directly related to
        reportable business segments           3.2       .7       (1.5)     5.3

Amounts allocated to businesses in arriving
      at segment profit in excess of (less
      than) Corporate center operating
      expenses, eliminations, and other
      amounts identified above               (22.9)    (2.9)     (34.9)   (11.9)
--------------------------------------------------------------------------------
      Operating income                       107.5     84.2      169.7    156.6

Interest expense, net of interest income      14.8     22.7       30.6     45.1

Other expense                                  2.2      1.9        3.4      4.6
--------------------------------------------------------------------------------
      Earnings before income taxes          $ 90.5    $59.6     $135.7   $106.9
================================================================================


Basis of Presentation:
         The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the
United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
         The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted exchange rates for 2002. The amounts included in the preceding tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
         Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization (except for the amortization of goodwill associated with certain acquisitions made by the Power Tools and Accessories and Fastening and Assembly Systems segments), adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.